Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our report dated February 16, 2023, relating to the abbreviated financial statements of the Human Motion and Control product of Parker Hannifin Corporation as of and for the years ended June 30, 2022 and 2021 included in this Current Report on Form 8-K/A of Ekso Bionics Holdings, Inc.

/s/ WithumSmith+Brown, PC

San Francisco, California
February 16, 2023